[LOGO]

                                    PRESS RELEASE


FOR IMMEDIATE RELEASE                                   Contact: G. Dan Marshall
                                                                  (618) 474-7666


                             ARGOSY GAMING COMPANY RAISES
                        $235 MILLION THROUGH PRIVATE PLACEMENT
                               OF FIRST MORTGAGE NOTES

Alton, IL., June 5, 1996--Argosy Gaming Company (NASDAQ: ARGY) announced today the closing of a private placement of $235 million of First Mortgage Notes due 2004, which bear interest at a rate of 13 1/4 percent.

The notes were initially placed with Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, BA Securities, Inc. (A BankAmerica Company) and Deutsche Morgan Grenfell/C.J. Lawrence Inc. for resale to qualified institutional buyers.

The notes have been assigned a Single-B-Plus by Standard & Poor's, a Single-B1-rating by Moody's Investors Service, Inc. and a Single-B-Plus by Duff & Phelps Credit Rating Co. The notes issued by the Company are guaranteed by substantially all of the Company's subsidiaries and are secured by substantially all of the assets of the Company and its subsidiaries, excluding the assets of the Company's joint venture casino project in Lawrenceburg, Indiana, and rank senior to the Company's 12% Convertible Subordinated Notes due 2001.

Proceeds from the offering will be used to fund the Company's share of the estimated remaining construction costs of the Lawrenceburg, Indiana casino project, to repay all the indebtedness outstanding on the Company's revolving secured line of credit, and for general corporate purposes.

The Notes were exempt from registration under the Securities Act of 1933. The Company has agreed to file a registration statement relating to an exchange offer for the Notes under the Securities Act of 1933.

Argosy Gaming Company is a leading multi-jurisdictional developer, owner and operator of riverboat casinos and related entertainment facilities in the midwestern and southern United States. The Company, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the Kansas City metropolitan market; and the Belle of Baton Rouge in Baton Rouge, Louisiana. The Company is also a majority partner and operator of the Belle of Sioux City in Sioux City, Iowa, and is jointly developing what is anticipated to be the largest riverboat casino and entertainment complex in the United States approximately 15 miles west of Cincinnati, Ohio, in Lawrenceburg, Indiana.



                                      -###-